Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 to be filed on or about February 16, 2021 of our report dated August 10, 2020, except with respect to Note 13, as to which the date is November 19, 2020, on our audits of the financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report was included in the Form S-1/A filed on January 8, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1/A.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

February 16, 2021